Exhibit 4.2

            [LETTERHEAD OF SSP-SPECIAL SITUATIONS PARTNERS INC.]

                              October 19, 2000

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Dear Sirs:

     The purpose of this letter is to set forth the following agreements and understandings between ICN Pharmaceuticals, Inc. (the "Company") and SSP-Special Situations Partners Inc. ("SSP").

     Section 1. Press Release. Concurrent with the execution of this Letter Agreement, the Company has issued a press release in the form attached hereto as Annex A (the "Press Release"). The Company shall not (and shall cause its officers, directors, agents and advisors not to) make any public statement in connection with this Letter Agreement or the matters addressed in the Press Release that is inconsistent with the Press Release.

     Section 2. Annual Meetings of Shareholders. As a means for SSP and the stockholders of the Company to enforce the commitments of the Company set forth in the Press Release, the Company agrees that:

     (i) The board of directors of the Company (the "Board") and the Company shall take all steps necessary or desirable to hold the 2001 annual meeting of stockholders of the Company by not later than May 30, 2001 (the "2001 Meeting") and the 2002 annual meeting of stockholders of the Company not later than May 29, 2002 (the "2002 Meeting"), and shall not seek to postpone or adjourn, or permit the postponement or adjournment, of either the 2001 Meeting or the 2002 Meeting.

     (ii) The Board and the Company shall by not later than the 2002 Meeting, in accordance with applicable law, cause the size of the Board to be reduced to, and fixed at nine directors, divided into three classes of three directors. Such reduction shall be accomplished by reducing to three the number of directors to be elected at each annual meeting of stockholders of the Company (together with a concomitant reduction in the size of the entire Board) beginning, seriatim, with the 2000 annual meeting of stockholders of the Company (the "2000 Meeting").

     (iii) The Board and the Company shall take all steps necessary or desirable to procure that at each of the 2000 Meeting, the 2001 Meeting and the 2002 Meeting, the stockholders are entitled to elect exactly three directors and that the number of directors to be elected at the 2002 Meeting, when taken together with the number of directors elected at the 2001 Meeting, shall in no event constitute less than two-thirds of the entire Board at the date of the 2002 Meeting.

     (iv) The Company shall not (and shall cause its officers, directors, agents and advisors not to) take any action (including increasing the size of the Board or proposing any amendments to its Restated Certificate of Incorporation or By-laws) that would impede or prevent (A) the Company from complying fully with the terms of this Letter Agreement or (B) any person who has complied with the Company's Restated Certificate of Incorporation and any other applicable law from making any shareholder proposals or nominations at, or from soliciting proxies in respect of, the 2001 Meeting or the 2002 Meeting.

     (v) The Board shall, as soon as possible but by not later than October 24, 2000, duly adopt, in accordance with the charter documents of the Company and in accordance with the Delaware General Corporation law, an amendment to the Company's By-laws in the form attached hereto as Annex B.

     Section 3. SSP Covenant. SSP hereby covenants and agrees that it will not, and will cause each of its affiliates not to, nominate or propose to nominate any person for election at, or bring or propose to bring any matter before, the 2000 annual meeting of stockholders of the Company.

     Section 4. Representations and Warranties. (a) The Company represents and warrants to SSP that (i) its execution, delivery and performance of this Letter Agreement has been approved by the Board and does not violate its Restated Certificate of Incorporation or Bylaws or any agreement to which it is a party, and (ii) this Letter Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) SSP represents and warrants to the Company that (i) its execution, delivery and performance of this Letter Agreement has been approved by all necessary corporate approvals and does not violate its constituent documents or any agreement to which it is a party, and (ii) this Letter Agreement constitutes a valid and binding obligation of SSP, enforceable against SSP in accordance with its terms.

     Section 5. Miscellaneous. This Letter Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Letter Agreement. No party to this Letter Agreement directly or indirectly, shall, or shall permit anyone acting on its behalf to challenge the validity or enforceability of any provision of this Letter Agreement or the matters contemplated hereby. The parties hereto agree that irreparable damage may occur in the event that any provision of this Letter Agreement is not performed in accordance with the terms hereof and that the non-breaching party will be entitled (in addition to any other remedy at law or equity) to an injunction or injunctions to prevent breaches of the provisions of this Letter Agreement and to enforce the terms and provisions of this Letter Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof having jurisdiction without the necessity of proving the inadequacy of a remedy of money damages. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

     If the terms of this Letter Agreement are in accordance with your understandings and agreements with us, please sign and return the enclosed duplicate of this letter, whereupon this Letter Agreement shall constitute a binding agreement between us.

                                 Very truly yours,

                                 SSP-SPECTAL SITUATIONS PARTNERS INC.

                                 By /s/ Eric Knight
                                   ----------------------------------

Accepted and agreed to as of
the date first above written:

ICN PHARMACEUTICALS, INC.


By /s/David C. Watt
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